                                                                  Exhibit 99.1


             ESCALADE, INCORPORATED ANNOUNCES FIRST QUARTER EARNINGS

                        FIRST QUARTER ENDED MARCH 22,2003


         Evansville, IN (April 11,2003) - - Escalade, Incorporated (NASDAQ:
ESCA)reports the companys seasonally slow first quarter got the year off to a satisfactory start. Net sales increased 66% to $29,103,000 due primarily to the inclusion of sales of Schleicher International AG, the German manufacturer and distributor of paper shredders that we now have a 65% ownership interest in. Net income inched up to a breakeven reflecting higher operating income partially offset by higher interest costs.

         Sporting goods sales increased 5% to $11,179,000 as sales from prior year acquisitions more than offset slower sales of products with high 2002 year end retail inventories. The second quarter may continue to be a bit slow as our customers continue to work off their inventories, then, our last half should show the improvements of our increased product placement. We are continuing to focus on product development for our new billiard brand names and on sporting goods acquisitions that provide first year accretive earnings. Escalade Sports was awarded a fourth consecutive Sears "Partners in Progress" award for its 2002 performance.

         Sales of office and graphic arts products increased 160% to $17,924,000 due entirely to the inclusion of Schleicher sales. Schleicher's net income improved somewhat to a breakeven level while Martin Yale's net income declined due primarily to lower sales, a $210,000 loss on the slower than expected startup sales of the new photo frame and gift line, and increased interest expense for the Schleicher acquisition. The sluggishness in the office products segment continues. Martin Yale and Schleicher will continue their cooperative product development to counter this downward trend.

         During the first quarter, we purchased 5,000 shares of our common stock. We continue to have authorization from our Board of Directors to purchase up to three million dollars of our stock in the open market or through privately negotiated transactions, including shares already purchased, as a means of enhancing shareholder value.

(Escalade, Incorporated continued)

               (Unaudited, In Thousands, Except Per Share Figures)

                                        THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                     Mar. 22,       Mar. 23,          Mar. 22,      Mar. 23,
                                       2003           2002              2003          2002
                                     --------       --------          --------      --------
Net Sales                            $29,103        $17,505           $167,053      $147,862
Cost of Goods Sold                    18,659         12,334            117,489       106,546
Selling & Admin. Expense               9,932          4,982             31,279        22,771
Operating Income                         512            189             18,285        18,545
Interest Expense                        (448)          (121)            (1,277)       (1,163)
Goodwill                                  --             --                 --        (635)
Other Income (Expense)                   (51)          (175)                54          (438)
Income (Loss)Before Taxes
   and Minority Interest                  13           (107)            17,062        16,309
Provision (Benefit)for Taxes               4            (39)             5,847         5,872
Minority Interest Holders Share            2             --                  2            --
Net Income (Loss)                          7            (68)            11,213        10,437
Basic Earnings Per Share                 .00           (.01)              1.72          1.62
Diluted Earnings Per Share           $   .00        $  (.01)          $   1.68      $   1.57
Average Shares Outstanding             6,511          6,429              6,505         6,431


                              March 22, 2003        March 23, 2002
                              --------------        --------------
Current Assets                   $ 64,028              $ 34,988
Fixed Assets                       17,987                10,081
Other Assets                       12,468                12,416
Goodwill                           13,351                13,361
                                 --------              --------
Total                            $107,834              $ 70,846

Current Liabilities              $ 39,254              $ 17,277
Other Liabilities                  22,274                18,945
Shareholders' Equity               46,306                34,624
                                 --------              --------
Total                            $107,834              $ 70,846


                           Forward Looking Statements

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

Contact:   John R. Wilson, VP & CFO            812-467-1265
           C. W. (Bill) Reed, President & CEO  260-563-0621